As filed with the Securities and Exchange Commission on April 26, 2006
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Visicu, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2107238 (I.R.S. Employer Identification No.)
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
(Address, including zip code, of Principal Executive Offices)

Visicu, Inc. Equity Incentive Plan
(Full title of plan)

Frank T. Sample
President, Chief Executive Officer and Chairman of the Board of Directors
Visicu, Inc.
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
(410) 276-1960
(Name, address and telephone number of agent for service)

Copies to:
Wm. David Chalk, Esq.
George J. Nemphos, Esq.
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
(410) 580-3000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Price Per Share	Offering Price	Fee
Equity Incentive Plan Common Stock, $.0001 par value	3,533,457	$ 1.53	$ 5,406,190(2)	$ 578.46
Equity Incentive Plan Common Stock, $.0001 par value	1,600,000	$21.90	$35,040,000(3)	$3,749.28
Total	5,133,457	—	$40,446,190	$4,327.74

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated based upon the weighted average exercise price of shares issuable upon the exercise of options outstanding on the date of this Registration Statement at fixed exercise prices ranging from $.10 to $5.67 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.
(3)	Estimated with respect to shares issuable in connection with stock options or other awards that may be granted after the date of this Registration Statement based upon the average of the high and low sales prices of shares of Common Stock on April 24, 2006, as reported on the Nasdaq National Market, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:
(a)	The Registrant’s prospectus dated April 4, 2006 filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the Registrant’s Registration Statement on Form S-1 (No. 333-129989), dated November 29, 2005 and all amendments thereto, which contains the audited financial statements for the Registrant as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2005; and

(c)	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including the Registration Statement on Form 8-A filed by the Registrant on March 29, 2006 (No. 000-51865) and further including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article Eighth of the Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the fiduciary duty of the directors. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for liability under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant’s bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Registrant has entered into and has agreed to enter into indemnification agreements with its directors and certain of its officers that, among other things, provide such directors and officers with further indemnification to the fullest extent permitted by the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Corporation’s Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1/A filed March 13, 2006 (No. 333-129989))

4.2	Corporation’s Bylaws (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1/A filed March 13, 2006 (No. 333-129989))

4.3	Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1/A filed March 13, 2006 (No. 333-129989))

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement

23.1	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of signature page of this Registration Statement)
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on April 26, 2006.

VISICU, INC.
By:	/s/ Frank T. Sample
Frank T. Sample
President, Chief Executive Officer and Chairman of the Board of Directors

SIGNATURES AND POWER OF ATTORNEY
     We, the undersigned directors and officers of Visicu, Inc. (the “Company”), hereby severally constitute and appoint Frank T. Sample and Vincent E. Estrada, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2006:

Signatures	Title

/s/ Frank T. Sample Frank T. Sample	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Vince E. Estrada Vincent E. Estrada	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. Breslow Michael J. Breslow	Director

/s/ Stuart H. Altman Stuart H. Altman	Director

/s/ Michael G. Bronfein Michael G. Bronfein	Director

/s/ John K. Clarke John K. Clarke	Director

/s/ Frances M. Keenan	Director
Frances M. Keenan

/s/ James A. Oakey James A. Oakey	Director

/s/ Thomas G. McKinley	Director
Thomas G. McKinley

/s/ Ralph C. Sabin	Director
Ralph C. Sabin

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Corporation’s Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1/A filed March 13, 2006 (No. 333-129989))

4.2	Corporation’s Bylaws (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1/A filed March 13, 2006 (No. 333-129989))

4.3	Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1/A filed March 13, 2006 (No. 333-129989))

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement

23.1	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included as part of signature page of this Registration Statement)